Apollo Medical Holdings, Inc. Reports Third Quarter 2022 Results, Raises Revenue, Net Income and EBITDA Guidance for Full-Year 2022
Company to Host Conference Call on Friday, Nov. 4, 2022, at 5:30 a.m. PT/8:30 a.m. ET

ALHAMBRA, Calif., November 3, 2022 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced its consolidated financial results for the third quarter and nine months ended September 30, 2022.

Financial Highlights for Third Quarter Ended September 30, 2022:
•Total revenue of $317.0 million, up 40% from $227.1 million for the prior-year quarter
•Net income attributable to ApolloMed of $26.0 million, compared to $34.3 million for the prior-year quarter
•Earnings per share - diluted (“EPS - diluted”) of $0.56, compared to $0.74 per share for the prior-year quarter
•Adjusted EBITDA of $57.1 million, compared to $62.9 million for the prior-year quarter. Note that, beginning in the third quarter ended September 30, 2022, the Company has revised the calculation for Adjusted EBITDA to exclude addbacks related to provider bonus payments and losses from recently acquired IPAs, which it believes to be more reflective of its business.

Financial Highlights for Nine Months Ended September 30, 2022:
•Total revenue of $850.0 million, up 47% from $578.8 million for the prior-year period
•Net income attributable to ApolloMed of $51.6 million, compared to $60.1 million for the prior-year period
•EPS-diluted of $1.12, compared to $1.33 per share for the prior-year period
•Adjusted EBITDA of $116.4 million, compared to $118.2 million for the prior-year period
•Cash and cash equivalents of $184.0 million as of September 30, 2022

Recent Operating Highlights:
•In September 2022, the Company entered into a definitive agreement to acquire 100% of the fully diluted capitalization of All American Medical Group (“AAMG”) and For Your Benefit, Inc. (“FYB”), as well as certain related managed care assets. AAMG is a primary and specialty care physicians’ group focused on providing high-quality, culturally competent care to local communities in the San Francisco Bay Area. FYB is affiliated with AAMG and is licensed by the California Department of Managed Health Care as a full-service Restricted Knox-Keene licensed health plan. The transaction will add over 15,000 members, primarily located in the City and County of San Francisco and San Mateo County, to ApolloMed’s membership. The Company closed on the acquisition of AAMG on October 31, 2022, and anticipates closing the remaining transactions by the end of the first quarter of 2023.
•In October 2022, the Company entered into a definitive agreement to acquire 100% of the fully diluted capitalization and assets relating to nine primary care clinics in Nevada and Texas operating as Valley Oaks Medical Group (“VOMG”). VOMG provides high-quality, value-based primary care services to its local communities and serves over 20,000 patients, including approximately 6,000 Medicare members. The Company closed this transaction on October 14, 2022.

Guidance:
ApolloMed is raising its full-year 2022 guidance, previously disclosed on May 5, 2022, for total revenue, net income, and EBITDA, and reiterating guidance for Adjusted EBITDA as a result of the aforementioned revision to the Adjusted EBITDA calculation. The Company is raising guidance for revenue, net income, and EBITDA as a result of its continued organic growth and more favorable membership mix. Net income and EBITDA include the impact of an Allied Physicians of California, a Professional Medical Corporation's (“APC”) investment in a payer partner, which completed an initial public offering to become a publicly traded company in June 2021. As APC’s investment is an excluded asset solely for the benefit of APC and its shareholders, any gains or losses as a result of this investment do not affect the net income attributable to ApolloMed and Adjusted EBITDA attributable to ApolloMed. The November 4, 2022 revised net income and EBITDA guidance ranges assume a stock price of the payer partner of $1.05. These guidance ranges based on the Company’s existing business, current view of existing market conditions and assumptions for the year ending December 31, 2022. As it relates to the revised Adjusted EBITDA calculation, the Company had expected to be in the upper range of its guidance range prior to the adjustment. With the implementation of the revised calculation, the Company expects Adjusted EBITDA will fall in the lower end of the existing guidance range.

($ in millions)	2022 Guidance Range		2022 Guidance Range
	(as of May 5, 2022)		(as of November 3, 2022)
	Low	High	Low	High
Total revenue	$1,055.0	$1,085.0	$1,095.0	$1,115.0
Net income	$38.0	$57.0	$50.5	$67.0
EBITDA	$81.0	$111.0	$107.5	$133.5
Adjusted EBITDA	$136.0	$166.0	$136.0	$166.0

See “Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

Management Commentary:

Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “We are very pleased with our performance in the third quarter of 2022, achieving strong profitability and 40% growth on the top line primarily as a result of increased capitation revenues from organic membership growth in our core IPAs, more favorable membership mix, and participation in a value-based care model for the Medicare fee-for-service population. During the period, we also recognized a $48.8 million shared savings settlement for our participation in an ACO model for performance year 2021 (‘PY 2021’). Given our ACO’s incredible history of outperforming the benchmark, we opted to participate in a higher risk corridor for PY 2021, which would allow us to keep a much higher percentage of the shared savings. As a result, we booked an additional $27.0 million in shared savings and incentives revenues for third quarter 2022. Because of our strong top line performance, we reported solid bottom line results of $26.0 million, or EPS-diluted of $0.56, for the third quarter.”

Mr. Sim continued, “We announced two significant developments a few weeks ago and are thrilled to share that we closed on the acquisitions of AAMG and VOMG in October. The AAMG and FYB series of transactions will not only continue to increase ApolloMed’s presence in the San Francisco Bay Area, onboarding an incredible team of doctors committed to delivering quality care to their patients while adding over 15,000 managed lives, but it will also enable ApolloMed to assume financial responsibility for a patient’s entire care continuum as FYB is a Restricted Knox-Keene licensed health plan. In other words, it enables ApolloMed to recognize a much larger percentage of the premium dollar as revenue for members under risk-bearing arrangements. Along with our continued expansion in Northern California, the acquisition of nine primary care clinics operating as Valley Oaks Medical Group marks ApolloMed’s entry into the states of Nevada and Texas. We are looking forward to delivering equitable, high-quality healthcare to underserved populations in these new key geographic markets through our unique care model.”

Mr. Sim concluded, “Due to the strong results generated in the first three quarters of the year, we are pleased to be raising our annual guidance ranges for revenue, net income and EBITDA, and expect to end 2022 on a strong note. The VOMG and AAMG-FYB transactions open up several opportunities for ApolloMed over the course of the next several months and years, and we look forward to working closely with the teams at these different organizations. These developments set the stage for an exciting 2023 and beyond, and we are proud to continue empowering independent physicians to successfully participate in value-based care arrangements, allowing them to put their focus on serving patients who need their care.”

GAAP Financial Review for the Third Quarter Ended September 30, 2022:
•Total revenue of $317.0 million for the quarter ended September 30, 2022, an increase of 40%, compared to $227.1 million for the quarter ended September 30, 2021. This was primarily driven by organic membership growth in ApolloMed's consolidated IPAs and participation in a value-based Medicare fee-for-service model.

•Capitation revenue, net, of $227.6 million for the quarter ended September 30, 2022, an increase of 53%, compared to $149.1 million for the quarter ended September 30, 2021. Capitation revenue represented 72% of total revenue for the quarter ended September 30, 2022.
•Risk pool settlements and incentives revenue of $64.8 million for the quarter ended September 30, 2022, an increase of 8%, compared to $59.9 million for the quarter ended September 30, 2021. The increase was a result of a $27.0 million increase in the shared savings settlement earned from ApolloMed’s participation in an ACO model in PY 2021. This was partially offset by reduced risk pool payments due to an increase in utilization following the COVID-19 public health emergency period. These revenues from ApolloMed’s partner hospitals reflect a 15-18 month lag.
•Fee-for-service revenue of $12.9 million for the quarter ended September 30, 2022, an increase of 77%, compared to $7.3 million for the quarter ended September 30, 2021. The increase was primarily driven by the consolidation of Sun Clinical Laboratories beginning August 2021 and Diagnostic Medical Group of Southern California beginning October 2021, which contributed a total of $4.0 million, and increased visits to ApolloMed’s surgery center, which contributed $1.0 million.
•Net income of $27.4 million for the quarter ended September 30, 2022, compared to net loss of $5.4 million for the quarter ended September 30, 2021, which was primarily a result of significantly lower unrealized losses in fair value of a payer partner’s shares held as marketable securities and other investments of $6.8 million, which compares to $60.9 million in unrealized losses as a result of a 1-to-3 conversion of a payer partner's preferred shares to common stock in the prior-year period. These payer partner shares are deemed “Excluded Assets” that are solely for the benefit of APC and its shareholders and do not impact net income attributable to ApolloMed.
•Net income attributable to ApolloMed of $26.0 million for the quarter ended September 30, 2022, compared to $34.3 million for the quarter ended September 30, 2021. The decrease was primarily a result of increased cost of services related to increased utilization compared to the prior-year period.
•EPS - diluted of $0.56 per share for the quarter ended September 30, 2022, compared to $0.74 per share for the quarter ended September 30, 2021.

GAAP Financial Review for the Nine Months Ended September 30, 2022:
•Total revenue of $850.0 million for the nine months ended September 30, 2022, an increase of 47%, compared to $578.8 million for the nine months ended September 30, 2021.
•Net income of $50.1 million for the nine months ended September 30, 2022, compared to $68.6 million for the nine months ended September 30, 2021.
•Net income attributable to ApolloMed of $51.6 million for the nine months ended September 30, 2022, compared to $60.1 million for the nine months ended September 30, 2021.
•EPS - diluted of $1.12 per share for the nine months ended September 30, 2022, compared to $1.33 per share for the nine months ended September 30, 2021.

Non-GAAP Measures for the Third Quarter Ended September 30, 2022:
•EBITDA of $48.2 million for the quarter ended September 30, 2022, compared to negative EBITDA of $0.3 million for the quarter ended September 30, 2021.
•Adjusted EBITDA of $57.1 million for the quarter ended September 30, 2022, compared to $62.9 million for the quarter ended September 30, 2021.

Non-GAAP Financial Review for the Nine Months Ended September 30, 2022:
•EBITDA of $94.3 million for the nine months ended September 30, 2022, compared to $116.3 million for the nine months ended September 30, 2021.
•Adjusted EBITDA of $116.4 million for the nine months ended September 30, 2022, compared to $118.2 million for the nine months ended September 30, 2021.

Balance Sheet Highlights:
•As of September 30, 2022, ApolloMed’s cash and cash equivalents and investments in marketable securities were $217.3 million, working capital was $287.4 million, and total stockholders’ equity was $513.5 million; compared to cash and cash equivalents and investments in marketable securities of $286.5 million, working capital of $283.4 million and total stockholders’ equity of $460.5 million, respectively, as of December 31, 2021.

For more details on ApolloMed’s financial results for the quarter ended September 30, 2022, please refer to ApolloMed’s Quarterly Report on Form 10-Q to be filed with the U.S. Securities Exchange Commission (“SEC”), which is accessible at www.sec.gov.

Conference Call and Webcast Information:
ApolloMed will host a conference call at 5:30 a.m. PT/8:30 a.m. ET tomorrow (Friday, November 4, 2022), during which management will discuss the results of the third quarter and nine months ended September 30, 2022. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):    +1 (877) 858-9810
International (Toll):    +1 (201) 689-8517

The conference call can also be accessed via webcast at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=yO0KycVd.

An accompanying slide presentation will be available in PDF format on the “IR Calendar” page of the Company’s website (https://www.apollomed.net/investors/news-events/ir-calendar) after issuance of the earnings release and will be furnished as an exhibit to ApolloMed’s current report on Form 8-K to be filed with the SEC, accessible at www.sec.gov.

Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

Note About Consolidated Entities
The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and VIEs in which the Company is the primary beneficiary. Noncontrolling interests represent third party equity ownership interests in the Company’s consolidated entities (including certain VIEs). The amount of net income attributable to noncontrolling interests is disclosed in the Company’s consolidated statements of income.

Note About Stockholders’ Equity, Certain Treasury Stock and Earnings Per Share
As of the date of this press release, 140,954 holdback shares have not been issued to certain former shareholders of the Company’s subsidiary, Network Medical Management, Inc. (“NMM”), who were NMM shareholders at the time of closing of the merger, as they have yet to submit properly completed letters of transmittal to ApolloMed in order to receive their pro rata portion of ApolloMed’s common stock and warrants as contemplated under that certain Agreement and Plan of Merger, dated December 21, 2016, among ApolloMed, NMM, Apollo Acquisition Corp. (“Merger Subsidiary”) and Kenneth Sim, M.D., as amended, pursuant to which Merger Subsidiary merged with and into NMM, with NMM as the surviving corporation. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the merger. The Company’s consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and ApolloMed is legally obligated to issue these shares in connection with the merger.

Shares of ApolloMed’s common stock owned by Allied Physicians of California, a Professional Medical Corporation d.b.a. Allied Pacific of California (“APC”), a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company’s consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company’s earnings per share.

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver outcomes-based medical care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed’s subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s guidance for the year ending December 31, 2022, continued growth, acquisition strategy, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans and merger integration efforts, as well as the impact of the COVID-19 pandemic on the Company’s business, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(408) 538-4577
csohn@equityny.com

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

	September 30, 2022	December 31, 2021

Assets

Current assets
Cash and cash equivalents	$184,016	$233,097
Investments in marketable securities	33,281	53,417
Receivables, net	69,386	10,608
Receivables, net – related parties	91,208	69,376
Income taxes receivable	12,224	—
Other receivables	41,799	9,647
Prepaid expenses and other current assets	11,702	18,637
Loan receivable – related party	—	4,000

Total current assets	443,616	398,782

Non-current assets
Land, property, and equipment, net	104,149	53,186
Intangible assets, net	73,231	82,807
Goodwill	257,482	253,039
Loans receivable	518	569
Loan receivable - related party	2,125	—
Investments in other entities – equity method	38,954	41,715
Investments in privately held entities	896	896
Operating lease right-of-use assets	16,338	15,441
Other assets	6,097	5,928

Total non-current assets	499,790	453,581

Total assets(1)	$943,406	$852,363

Liabilities, mezzanine equity and stockholders’ equity

Current liabilities

Accounts payable and accrued expenses	$47,366	$43,951
Fiduciary accounts payable	6,506	10,534
Medical liabilities	94,884	55,783
Income taxes payable	—	652
Dividend payable	556	556
Finance lease liabilities	509	486
Operating lease liabilities	3,208	2,629

	September 30, 2022	December 31, 2021

Current portion of long-term debt	3,162	780
Total current liabilities	156,191	115,371

Non-current liabilities
Deferred tax liability	4,701	9,127
Finance lease liabilities, net of current portion	931	973
Operating lease liabilities, net of current portion	16,143	13,198
Long-term debt, net of current portion and deferred financing costs	199,150	182,917
Other long-term liabilities	12,964	14,777

Total non-current liabilities	233,889	220,992

Total liabilities(1)	390,080	336,363

Mezzanine equity
Non-controlling interest in Allied Physicians of California, a Professional Medical Corporation	39,820	55,510

Stockholders’ equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	—	—
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 44,884,522 and 44,630,873 shares issued and outstanding, excluding 11,175,702 and 10,925,702 treasury shares, at September 30, 2022, and December 31, 2021, respectively	45	45
Additional paid-in capital	315,115	310,876
Retained earnings	195,278	143,629
	510,438	454,550

Non-controlling interest	3,068	5,940

Total stockholders’ equity	513,506	460,490

Total liabilities, mezzanine equity and stockholders’ equity	$943,406	$852,363
(1) The Company’s consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $590.7 million and $567.0 million as of September 30, 2022 and December 31, 2021, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $129.2 million and $91.7 million as of September 30, 2022 and December 31, 2021, respectively. The VIE balances do not include $435.9 million of investment in affiliates and $37.8 million of amounts due from affiliates as of September 30, 2022 and $802.8 million of investment in affiliates and $6.6 million of amounts due from affiliates as of December 31, 2021 as these are eliminated upon consolidation and not presented within the consolidated balance sheets.

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Capitation, net	$227,571	$149,059	$677,253	$438,350
Risk pool settlements and incentives	64,849	59,923	101,717	94,146
Management fee income	10,030	9,652	30,487	26,345
Fee-for-service, net	12,859	7,260	35,694	14,968
Other income	1,692	1,223	4,804	5,006

Total revenue	317,001	227,117	849,955	578,815

Operating expenses
Cost of services, excluding depreciation and amortization	240,768	147,473	691,566	424,303
General and administrative expenses	21,388	21,813	53,224	45,476
Depreciation and amortization	4,754	4,671	13,480	13,105

Total expenses	266,910	173,957	758,270	482,884

Income from operations	50,091	53,160	91,685	95,931

Other (expense) income
Income (loss) from equity method investments	1,452	132	4,397	(3,680)
Gain on sale of equity method investment	—	2,193	—	2,193
Interest expense	(2,422)	(967)	(5,348)	(4,343)
Interest income	223	420	690	1,331
Unrealized (loss) gain on investments	(6,763)	(60,943)	(17,591)	22,826
Other (expense) income	(1,318)	500	2,328	(14,080)

Total other (expense) income, net	(8,828)	(58,665)	(15,524)	4,247

Income (loss) before provision for income taxes	41,263	(5,505)	76,161	100,178

Provision for (benefit from) income taxes	13,867	(120)	26,101	31,575

Net income (loss)	27,396	(5,385)	50,060	68,603

Net income (loss) attributable to non-controlling interest	1,410	(39,664)	(1,589)	8,515

Net income attributable to Apollo Medical Holdings, Inc.	$25,986	$34,279	$51,649	$60,088

Earnings per share – basic	$0.58	$0.77	$1.15	$1.38

Earnings per share – diluted	$0.56	$0.74	$1.12	$1.33

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022		2021	2022		2021

Net income	$27,396		$(5,385)	$50,060		$68,603
Interest expense	2,422		967	5,348		4,343
Interest income	(223)		(420)	(690)		(1,331)
Provision for income taxes	13,867		(120)	26,101		31,575
Depreciation and amortization	4,754		4,671	13,480		13,105
EBITDA	48,216		(287)	94,299		116,295

(Income) loss from equity method investments	(165)		(45)	(493)		(240)
Gain on sale of equity method investment	—		(2,193)	—		(2,193)
Other, net	1,382	(1)	—	1,382	(1)	(931)	(2)
Stock-based compensation	3,502		1,420	10,477		4,322
APC excluded assets costs	4,201		63,981	10,709		920
Adjusted EBITDA	$57,136	(3)	$62,876	$116,374	(3)	$118,173

(1) Other, net for the three and nine months ended September 30, 2022 relates to transaction costs incurred, net of the write-off related to APCMG contingent consideration to reflect the fair value as of September 30, 2022.

(2) Other, net for the nine months ended September 30, 2021 relates to stimulus checks received in 2021.

(3) Adjusted EBITDA under the historical method for the three and nine months ended September 30, 2022 is $68.5 million and $137.8 million, respectively.

Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2022 Guidance Range		2022 Guidance Range
	(as of May 5, 2022)		(as of November 3, 2022)
(in thousands)
	Low	High	Low	High
Net income	$38,000	$57,000	$50,500	$67,000
Interest expense	4,000	4,000	8,000	8,000
Provision for income taxes	20,000	31,000	30,000	39,500
Depreciation and amortization	19,000	19,000	19,000	19,000
EBITDA	81,000	111,000	107,500	133,500

Loss (income) from equity method investments	—	—	1,000	1,000
Other, net	—	—	1,500	1,500
Provider bonus payments	16,000	16,000	—	—
Stock-based compensation	13,000	13,000	14,000	16,000
APC excluded assets costs	9,000	9,000	12,000	14,000
Net loss adjustment for recently acquired IPAs	17,000	17,000	—	—
Adjusted EBITDA	$136,000	$166,000	$136,000	$166,000

Use of Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”) is net income. These measures are not in accordance with, or alternatives to GAAP, and may be different from other non-GAAP financial measures used by other companies. The Company uses Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization, excluding income or loss from equity method investments, non-recurring transactions, stock-based compensation, and APC excluded assets costs. Beginning in the third quarter ended September 30, 2022, the Company has revised the calculation for Adjusted EBITDA to exclude provider bonus payments and losses from recently acquired IPAs, which it believes to be more reflective of its business.

The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for, GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.